Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

THIRD QUARTER 2019 EARNINGS (UNAUDITED)

Berwick, Pennsylvania – October 30, 2019 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income for the three and nine months ended September 30, 2019 of $2,923,000 and $7,696,000, respectively. Net income per share was $0.50 and $1.33 while dividends totaled $0.27 and $0.81 per share, respectively, for the three and nine months ended September 30, 2019. Net income for the nine months ended September 30, 2019 increased by $847,000 or 12.4% as compared to the same period in 2018. The increase was primarily driven by an increase in interest income due to positive loan growth and an increase in net securities gains.

Total interest income increased year over year by $2,544,000 or 9.7%. The increase was chiefly due to positive loan growth, primarily in the Commercial Real Estate portfolio, which increased interest on loans by $2,899,000 or 15.4%, offset primarily by an increase in interest paid on short term borrowings of $1,136,000, stemming from the Corporation’s reliance on borrowings to fund loan growth.

Non-interest income, excluding net securities gains, was $336,000 higher for the nine months ended September 30, 2019 as compared to the same period in 2018. Service charges and fees on deposits and ATM and debit card income increased by $234,000 for the nine months ended September 30, 2019 as compared to the same period in 2018. Trust Department income increased by $20,000 and gains on sales of mortgage loans increased by $63,000 for the nine months ended September 30, 2019 as compared to the same period in 2018.

Non-interest expense increased during the nine months ended September 30, 2019 to $17,369,000, as compared to the same period in 2018. The $191,000 increase from 2018 was the result of increases in salaries and employee benefits mainly due to an increase in commissions and referral fees associated with loan growth, as well as an increase in computer expense associated with new software for online account opening and new software for compliance with the new Current Expected Credit Losses (CECL) accounting standard. The increase in non-interest expense was offset by decreases in expense associated with investments in low-income housing and FDIC insurance expense due to small bank assessment credits awarded in the third quarter of 2019.

Income tax expense increased $531,000 during the nine months ended September 30, 2019, as compared to the same period in 2018, due to less income from investments in, and loans to, tax-exempt state and local government entities. The Corporation recognized $303,000 of tax credits from low-income housing partnerships in the first nine months of 2019 and 2018.

Total assets increased to $1,019,994,000 at September 30, 2019, an increase of $6,214,000 or 0.6% as compared to September 30, 2018, due to improved loan portfolio growth.

Net loans increased $33,416,000 or 5.7%, while deposits increased $40,299,000 or 5.8% at September 30, 2019 from the same period in 2018. Stockholders’ equity increased $15,130,000 or 13.4% principally due to increases in accumulated other comprehensive income and retained earnings.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.